The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated May 22, 2019

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018

And Product Supplement dated October 31, 2018)

UBS AG $• Trigger Digital Notes

Linked to the shares of the iShares® MSCI Emerging Markets ETF due on or about June 10, 2020

Investment Description

UBS AG Trigger Digital Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the iShares® MSCI Emerging Markets ETF (the “Underlying Asset”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”) and whether the Final Level of the Underlying Asset is equal to, greater than or less than the Trigger Level. The “Final Level” of the Underlying Asset is the arithmetic average of the Closing Level of the Underlying Asset on each of the “Averaging Dates” specified under “— Key Dates” below. If the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note equal to the Principal Amount plus a return equal to the Digital Return of 8.00%. If, however, the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Digital Return Feature: At maturity, if the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note equal to the Principal Amount plus a percentage return equal to the Digital Return, regardless of the percentage return of the Underlying Asset.
❑	Contingent Repayment of Principal with Potential for Full Downside Market Exposure: If the Final Level is less than the Trigger Level, at maturity, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*
Pricing Date**	May 24, 2019
Original Issue Date**	May 30, 2019
Averaging Dates	June 1, 2020, June 2, 2020, June 3, 2020, June 4, 2020 and June 5, 2020 (the “Final Valuation Date”)
Maturity Date	June 10, 2020
•	Expected. See page 2 for additional details.

**

We expect to deliver the Notes against payment on or about the third business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the same downside market risk of an investment in the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. The return on the Notes is subject to, and will not exceed, the “Digital Return”. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Digital Return	Trigger Level	Initial Level	CUSIP	ISIN
Shares of the iShares® MSCI Emerging Markets ETF	EEM	8.00%	80.50% of the Initial Level	•	90270KE70	US90270KE704

The estimated initial value of the Notes as of the Pricing Date is expected to be between $955.90 and $985.90. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the iShares® MSCI Emerging Markets ETF	$•	$1,000.00	$•	$10.00	$•	$990.00

(1)        Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2)         J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates that is equal to $10.00 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The fees and commissions referenced herein do not include additional transaction costs, fees or expenses included in the Underlying Asset which may be reflected in the level of the Underlying Asset. Please refer to “Key Risks” and “Information About the Underlying Asset” for more information.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an accompanying product supplement for the Notes), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Trigger Digital Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page PS-9 in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk of an investment in the Underlying Asset.
♦	You believe that the Final Level is likely to be equal to or greater than the Trigger Level and is unlikely to increase relative to the Initial Level by a percentage that exceeds the Digital Return indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the Digital Return and you are willing to invest in the Notes based on the Digital Return indicated on the cover hereof.
♦	You would be willing to invest in the Notes based on the Trigger Level indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the Underlying Asset.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the Underlying Asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Notes LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk of an investment in the Underlying Asset.
♦	You believe that the level of the Underlying Asset will decline during the term of the Notes to a Final Level that is likely to be less than the Trigger Level, or you believe that the Final Level will increase relative to the Initial Level by a percentage that exceeds the Digital Return indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Notes based on the Digital Return indicated on the cover hereof.
♦	You would not be willing to invest in the Notes based on the Trigger Level indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You seek current income from this investment or prefer to receive any dividends paid on the Underlying Asset.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the Underlying Asset.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Notes.

Preliminary Terms
Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks. In the event that we make any change to the expected Pricing Date and Original Issue Date, the Calculation Agent may adjust the Averaging Dates (including the Final Valuation Date) and the Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The shares of the iShares® MSCI Emerging Markets ETF
Payment at Maturity (per Note)

If the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × Digital Return).

If the Final Level is less than the Trigger Level, UBS will pay you a cash payment that is less than your Principal Amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return).

In this scenario, you will suffer a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Digital Return	8.000%
Trigger Level	80.50% of the Initial Level
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(1)	The Closing Level of the Underlying Asset on the Pricing Date.
Final Level(1)	The arithmetic average of the Closing Level of the Underlying Asset on each of the Averaging Dates.
Averaging Dates(2)	June 1, 2020, June 2, 2020, June 3, 2020, June 4, 2020 and the Final Valuation Date.
Final Valuation Date(2)	June 5, 2020.

(1)	As determined by the Calculation Agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
(2)	Subject to postponement by the Calculation Agent as described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.
Investment Timeline

Pricing Date	The Initial Level is observed and the final terms of the Notes are set.
¯
Averaging Dates	The Closing Level of the Underlying Asset is observed on each of the Averaging Dates. The Final Level and the Underlying Return are calculated on the Final Valuation Date.
¯
Maturity Date

If the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × Digital Return).

If the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than your Principal Amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return).

In this scenario, you will suffer a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss – The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes at maturity. UBS will pay you the Principal Amount of the Notes only if the Final Level is equal to or greater than the Trigger Level and will only make such payment at maturity. If the Final Level is less than the Trigger Level, you will lose a percentage of your Principal Amount equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal by the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The contingent repayment of principal by the issuer is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level is equal to or greater than the Trigger Level.
♦	The Digital Return applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Digital Return, even if such return is positive. You can receive the full benefit of the Digital Return from UBS only if you hold your Notes to maturity.
♦	Your potential positive return on the Notes is limited to the Digital Return — The return potential of the Notes is limited to the Digital Return, regardless of any appreciation of the Underlying Asset. While you will benefit from the Digital Return if the Final Level is equal to or greater than the Trigger Level, due to the inclusion of the Digital Return, your return on the Notes may be less than it would be from that of a direct investment in the Underlying Asset.
♦	Payment at maturity based on average over the Averaging Dates — The amount payable at maturity will be calculated by reference to the arithmetic average of the Closing Levels of the Underlying Asset on each of the Averaging Dates. Therefore, in calculating the Final Level, beneficial performance of the Underlying Asset as of some Averaging Dates may be moderated, wholly offset or even reversed by the performance of the Underlying Asset on other Averaging Dates. As a result, the Payment at Maturity you receive, if any, may be less than if it were based solely on the Closing Level of the Underlying Asset on the Final Valuation Date.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The probability that the Final Level will be less than the Trigger Level will depend on the volatility of the Underlying Asset — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Asset. All things being equal, the greater the expected volatility of the Underlying Asset as of the Pricing Date, the greater the expectation is as of that date that the Underlying Return will be negative and that the Final Level will be less than the Trigger Level and, as a consequence, indicates an increased risk of loss. Also, a relatively lower Trigger Level does not necessarily indicate a relatively low risk of loss because the expected volatility of the Underlying Asset could be high. You should be willing to accept the downside market risk of the Underlying Asset and the potential to lose a significant portion or all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Asset and indirectly linked to the value of the equity securities (the “Underlying Equity Constituents”), futures contracts on physical commodities and other assets constituting the Underlying Asset (collectively, the “Underlying Constituents”), and will depend on whether the Final Level is equal to or greater than the Trigger Level and, if the Final Less than the Trigger Level, the extent to which the Underlying Return is negative. The level of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset or its Underlying Constituents and the issuers of the Underlying Equity Constituents (the “Underlying Constituent Issuers”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value – The issue price you pay for the Notes will exceed their estimated initial value as of the Pricing Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the Pricing Date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset, any expected dividends on the Underlying Asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Pricing Date will be less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Pricing Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Pricing Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Pricing Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Pricing Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Pricing Date and any such differential between the estimated initial value and the issue price of the Notes as of the Pricing Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the Underlying Asset; the volatility of the Underlying Asset; any dividends paid on the Underlying Asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; and the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	Owning the Notes is not the same as owning the Underlying Asset — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Asset. For instance, if the Final Level is equal to or greater than the Trigger Level, you will receive the Digital Return regardless of any appreciation of the Underlying Asset and, therefore, you will not benefit from any positive Underlying Return in excess of the Digital Return. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the Underlying Asset or Underlying Constituents may have.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall. There can be no assurance that the Final Level will be greater than the Trigger Level. The Final Level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the Underlying Equity Constituents. You should be willing to accept the risks associated with the relevant markets tracked by the Underlying Asset and the risks of owning equities in general and the Underlying Asset (and its Underlying Constituents) in particular.

♦	The value of the Underlying Asset may not completely track the value of its Underlying Constituents in which such ETF invests — Although the trading characteristics and valuations of an exchange traded fund (“ETF”) such as the Underlying Asset will usually mirror the characteristics and valuations of its Underlying Constituents, its value may not completely track the value of its Underlying Constituents. The value of the Underlying Asset will reflect transaction costs and fees that its Underlying Constituents do not have. In addition, although the Underlying Asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such Underlying Asset or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the Underlying Asset may fluctuate with changes in the market value of its Underlying Constituents. The market prices of the Underlying Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Underlying Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Underlying Asset and may adversely affect the liquidity and prices of the Underlying Asset, perhaps significantly. For any of these reasons, the market price of the Underlying Asset may differ from its NAV per share and the Underlying Asset may trade at, above or below its NAV per share.

♦	Failure of the Underlying Asset to track the level of the Target Index — While the Underlying Asset is designed and intended to track the level of the MSCI® Emerging Markets IndexSM (the “Target Index”), various factors, including fees and other transaction costs, will prevent the Underlying Asset from correlating exactly with changes in the level of such Target Index. Accordingly, the performance of the Underlying Asset will not be equal to the performance of its Target Index during the term of the Notes. See “Information About the Underlying Asset” for more information on expenses reflected in the level of the Underlying Asset.
♦	The Notes are subject to risks associated with emerging markets — The Notes are subject to risks associated with emerging market companies and emerging market securities because the Underlying Asset seeks to track the performance of the Target Index and, therefore, is comprised of stocks of emerging market companies that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible.
♦	The Notes are subject to risks associated with currency exchange rates — The Underlying Asset invests in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the Underlying Asset may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of Underlying Asset. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the Underlying Asset invests will be adversely affected and the value of, and any amount payable on, the Notes may decrease.

♦	The Underlying Asset utilizes a passive indexing investment approach — The Underlying Asset is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Target Index by investing in a portfolio of stocks that generally replicate such Target Index. Therefore, unless a specific stock is removed from the Target Index, the Underlying Asset generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the Underlying Asset is subject to the risk that the investment strategy of its investment adviser may not produce the intended results.
♦	The Calculation Agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the Underlying Asset, the Calculation Agent may make adjustments to the Initial Level, the Closing Level on an Averaging Date or the Final Level, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect the Underlying Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of the Notes and the Payment at Maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the Underlying Asset, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the accompanying product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your Payment at Maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
♦	There is no affiliation between the issuer of the Underlying Asset (the “Underlying Asset Issuer”) or any Underlying Constituent Issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the Underlying Asset Issuer or one or more Underlying Constituent Issuers. However, we are not affiliated with the Underlying Asset Issuer or any Underlying Constituent Issuer and are not responsible for any such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the Underlying Asset, the Underlying Asset Issuer and each Underlying Constituent. Neither the Underlying Asset Issuer nor any Underlying Constituent Issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Neither the Underlying Asset Issuer nor any Underlying Constituent Issuer has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and any amount payable on, your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset and/or the Underlying Equity Constituents may adversely affect the level of the Underlying Asset on any Averaging Date and, therefore, the market value of, and any amount payable on, the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the Underlying Constituent Issuers or trading activities related to the Underlying Asset or any Underlying Equity Constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent will determine the Underlying Return and the Payment at Maturity of the Notes based on the Final Level of the Underlying Asset. The Calculation Agent can postpone the determination of the Initial Level, Closing Level and/or Final Level if a market disruption event occurs and is continuing on the Pricing Date, any Averaging Date and/or the Final Valuation Date, respectively. As UBS determines the economic terms of the Notes, including the Digital Return and

Trigger Level, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material U.S. Federal Income Tax Consequences” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples are based on hypothetical terms. The actual terms will be set on the Pricing Date and will be indicated on the cover of the applicable pricing supplement.

The examples and table below illustrate the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be set on the Pricing Date; amounts have been rounded for ease of analysis):

Investment Term:	54 weeks
Initial level:	$100.00
Digital Return:	8.00%
Trigger Level:	$80.50 (80.50% of the Initial Level)
Range of Underlying Asset Performance:*	40% to -100%
*	The performance range is provided for illustrative purposes only.

Final level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
$140.00	40.00%	$1,080.00	8.00%
$130.00	30.00%	$1,080.00	8.00%
$120.00	20.00%	$1,080.00	8.00%
$115.00	15.00%	$1,080.00	8.00%
$110.00	10.00%	$1,080.00	8.00%
$108.00	8.00%	$1,080.00	8.00%
$105.00	5.00%	$1,080.00	8.00%
$100.00	0.00%	$1,080.00	8.00%
$95.00	-5.00%	$1,080.00	8.00%
$90.00	-10.00%	$1,080.00	8.00%
$85.00	-15.00%	$1,080.00	8.00%
$80.50	-19.50%	$1,080.00	8.00%
$80.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$30.00	-70.00%	$300.00	-70.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Level of the Underlying Asset is $103.00 (resulting in an Underlying Return of 3.00%).

Because the Final Level is equal to or greater than the Trigger Level, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 8.00%)

= $1,000 + $80

= $1,080 (an 8.00% total return)

Example 2 — The Final Level of the Underlying Asset is $120.00 (resulting in an Underlying Return of 20.00%).

Because the Final Level is equal to or greater than the Trigger Level, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 8.00%)

= $1,000 + $80

= $1,080 (an 8.00% total return)

Example 3 — The Final Level of the Underlying Asset is $95.00 (resulting in an Underlying Return of -5.00%).

Because the Final Level is equal to or greater than the Trigger Level, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × 8.00%)

= $1,000 + $80

= $1,080 (an 8.00% total return)

Example 4 — The Final Level of the Underlying Asset is $50.00 (resulting in an Underlying Return of -50.00%).

Because the Final Level is less than the Trigger Level, UBS will pay you less than the Principal Amount and the Payment at Maturity per Note is as follows:

$1,000 + ($1,000 × -50.00%)

= $1,000 - $500

= $500 ( a -50.00% total return)

Accordingly, if the Final Level is less than the Trigger Level, UBS will pay you less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included on the following pages is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. The Underlying Asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Asset Issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Fund Advisors (“BFA”), the investment adviser of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares, Inc. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® Emerging Markets IndexSM (the “target index”). The EEM Fund will generally invest at least 90% of its assets in the securities of the target index and in American Depositary Receipts or Global Depositary Receipts based on securities of the target index. The EEM Fund may invest the remainder of its assets in other securities, including securities not in the target index, but which BFA believes will help the EEM Fund track the target index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its target index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the target index that collectively has an investment profile similar to the target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The EEM Fund may or may not hold all of the securities that are included in the target index.

The EEM Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the EEM Fund will concentrate its investments to approximately the same extent that the target index concentrates in the stocks of such particular industry or group of industries. The target index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The target index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), the EEM Fund’s primary exchange, which went into effect on October 1, 2017, the EEM Fund is required to confirm on an ongoing basis that the components of the target index satisfy the Exchange’s listing requirements. In the event that the target index does not comply with the Exchange’s listing requirements, the EEM Fund will be required to rectify such non-compliance by requesting that the target index’s developer and sponsor, MSCI, modify the target index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EEM Fund being delisted by the Exchange.

As of March 31, 2019, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.67% of the EEM Fund’s average daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of March 31, 2019, the EEM Fund held stocks from the following 24 emerging markets: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of March 31, 2019, the EEM Fund’s held stocks in the following industry sectors: Financials (24.06%), Information Technology (14.52%), Consumer Discretionary (13.36%), Communication (12.24%), Energy (8.06%), Materials (7.33%), Consumer Staples (6.39%), Industrials (5.35%), Real Estate (3.14%), Health Care (2.64%), Utilities (2.51%) and Other (0.40%).

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the Target Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the Target Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the Target Index.

MSCI has announced that, beginning in May 2019, it will begin a three-step process to further increase the weight of China A shares in the Target Index. The first step will coincide with the May 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the Target Index from 5% to 10% and add large cap ChiNext shares at 10% of their foreign inclusion factor-adjusted market capitalization. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the Target Index at 20% of their foreign inclusion factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the Target Index, representing a weight of 3.3% in the pro forma index.

Additionally, MSCI has announced that, beginning in June 2019, it expects to include the MSCI Saudi Arabia Index in the Target Index, representing on a pro forma basis a weight of approximately 2.6% of the Target Index with 32 securities, following a two-step inclusion process. The first inclusion step is expected to coincide with the May 2019 semi-annual index review and the second inclusion step is expected to take place as part of the August 2019 quarterly index review. Furthermore, MSCI has announced the reclassification of the MSCI Argentina Index from a “frontier market” to an “emerging market”, and the MSCI Argentina Index is expected to be included in the Target Index coinciding with the May 2019 semi-annual index review. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only listings of Argentinian companies outside of Argentina, such as American depositary receipts.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset.

Historical Information

The graph below illustrates the performance of the Underlying Asset from January 1, 2009 through May 20, 2019, based on information from Bloomberg Professional® service (“Bloomberg”), without independent verification. The dotted line reflects a hypothetical Trigger Level of $32.30, which is equal to 80.50% of $40.12, which was its Closing Level on May 20, 2019. The actual Trigger Level and Initial Level will be determined on the Pricing Date. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Underlying Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Because the Notes are linked to the shares of an ETF, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ”passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Notes. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Underlying Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as “Excess Gain” because the Underlying Asset is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the underlying asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be “Excess Gain” if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the taxable disposition of the Notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the Notes.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the Underlying Asset, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Asset or the Notes.  If you enter, or have entered, into other transactions in respect of the Underlying Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount set forth on the cover hereof but will forgo any fees for sales to certain fiduciary accounts. The Agents intend to resell the offered Notes at the original issue price to the public, but will forgo fees for sales to certain fiduciary accounts.

Conflicts of Interest— UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Notes at Maturity	7
Information about the Underlying Asset	8
Material U.S. Federal Income Tax Consequences	10
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	13

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Trigger Digital Notes due on or about June 10, 2020

Preliminary Pricing Supplement dated May 22, 2019

(To Product Supplement dated October 31, 2018

and Prospectus dated October 31, 2018)

UBS Investment Bank

J.P. Morgan Securities LLC